Exhibit 4.2

FORM OF

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of [•], 2019 is entered into by and among Fortis Minerals, LLC, a Delaware limited liability company (the “Company”), the shareholders identified on the signature pages hereto, and any other persons signatory hereto from time to time (collectively, the “Principal Shareholders” and, each individually, a “Principal Shareholder”).

WHEREAS, the Principal Shareholders, certain other parties thereto and the Company have and will effect the transactions contemplated by that certain Master Reorganization Agreement, dated as of [•], 2019 (the “Reorganization Agreement”), pursuant to which, among other things, the Principal Shareholders have received common units of Fortis Minerals Operating, LLC and Class B shares representing limited liability company interests in the Company (“Class B Shares”);

WHEREAS, in connection with the transactions contemplated by the Reorganization Agreement, the Company has undertaken certain additional transactions to facilitate its underwritten initial public offering (the “IPO”) of Class A shares representing limited liability company interests in the Company (“Class A Shares” and, together with the Class B Shares, the “Shares”);

WHEREAS, the Limited Liability Company Agreement of the Company has been amended and restated in connection with the IPO (as so amended and restated, the “Operating Agreement”); and

WHEREAS, in connection with, and effective upon, the completion of the IPO, the Company and the Principal Shareholders desire to enter into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each Principal Shareholder is deemed to Beneficially Own the Shares owned by it notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“EnCap Directors” means Brooks C. Despot, D. Martin Phillips, Douglas E. Swanson or any other person that may be designated by all of the EnCap Funds in accordance with the terms hereof.

“EnCap Funds” means EnCap Energy Capital Fund VII, L.P., EnCap Energy Capital Fund IX, L.P. and EnCap Energy Capital Fund X, L.P.

“EnCap Group” means the Principal Shareholders, EnCap Investments L.P. and each of their respective Affiliates; provided, however, that for purposes of this definition of EnCap Group, none of the Principal Shareholders shall be considered to be an Affiliate of the Company or any person controlled by the Company.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law and applicable stock exchange or stock market rules and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this

Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Designees.

(a) The parties hereto shall take all Necessary Action to cause the Board to include members as follows:

(i) During any time that the EnCap Group Beneficially Owns at least 50% of the outstanding Shares, a majority the directors of the Board shall be EnCap Directors;

(ii) During any time that the EnCap Group Beneficially Owns less than 50% but at least 35% of the outstanding Shares, four of the directors of the Board shall be EnCap Directors;

(iii) During any time that the EnCap Group Beneficially Owns less than 35% but at least 20% of the outstanding Shares, three of the directors of the Board shall be EnCap Directors;

(iv) During any time that the EnCap Group Beneficially Owns less than 20% but at least 10% of the outstanding Shares, two of the directors of the Board shall be EnCap Directors;

(v) During any time that the EnCap Group Beneficially Owns less than 10% but at least 5% of the outstanding Shares, one of the directors of the Board shall be an EnCap Director; and

(vi) During any time that the EnCap Group Beneficially Owns less than 5% of the outstanding Shares, the EnCap Funds shall not be entitled to designate a nominee under this Agreement.

(b) For the avoidance of doubt, the rights granted to the EnCap Funds to designate members of the Board are additive to, and not intended to limit in any way, the rights that any member of the EnCap Group may have to nominate, elect or remove directors under the Company’s Operating Agreement or the Delaware Limited Liability Company Act.

(c) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all Necessary Action to effectuate the above shall include (A) including the persons designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein and (C) soliciting proxies or consents in favor thereof. The Company is entitled to identify such individual(s) as an EnCap Director pursuant to this Agreement.

(d) In the event that the EnCap Funds have nominated fewer than the total number of designees it is entitled to nominate pursuant to Section 2.1(a), the EnCap Funds shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case the Company and the directors shall take all Necessary Action, to the fullest extent permitted by applicable law, to (x) enable the EnCap Funds to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate each such additional individual nominated by the EnCap Funds to fill such newly-created vacancies or to fill any other existing vacancies.

(e) At any time the members of the Board are allocated among separate classes of directors, the EnCap Directors shall be in different classes of directors to the extent practicable and the EnCap Funds shall be permitted to designate the class or classes to which each EnCap Director shall be allocated.

(f) The EnCap Funds shall have the right to remove any EnCap Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company shall take all Necessary Action to cause such removal, to the extent permitted by applicable law.

(g) So long as the EnCap Group Beneficially Owns at least 25% of the outstanding Shares, the Company shall take all Necessary Action to cause any committee of the Board to include in its membership at least one EnCap Director (as selected by the EnCap Funds), except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(h) Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule of any national securities exchange upon which the Class A Shares are admitted to trading.

(i) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by the EnCap Funds or otherwise in accordance with the Company’s Operating Agreement, as may be amended or restated from time to time) of an EnCap Director, the EnCap Funds shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as EnCap Directors immediately following the filling of such vacancy will not exceed the total number of persons that the EnCap Funds are entitled to designate pursuant to this Section 2.1 on the date of such replacement designation. The parties hereto shall take all Necessary Action to cause such replacement EnCap Director to become a member of the Board.

(j) In the event the size of the Board is increased to more than 12 directors, the number of EnCap Directors permitted to be included on the Board pursuant to Section 2.1(a)(ii) through (v) following such increase shall be increased by one additional EnCap Director.

ARTICLE III

EFFECTIVENESS AND TERMINATION

Section 3.1 Effectiveness. Upon the closing of the IPO, this Agreement shall thereupon be deemed to be effective. However, to the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

Section 3.2 Termination. This Agreement shall terminate upon the earlier to occur of (a) such time as the EnCap Group no longer Beneficially Owns 5% of the outstanding Shares and (b) the delivery of written notice to the Company by all of the Principal Shareholders requesting the termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day and the receiving party affirmatively acknowledges receipt, otherwise, on the next business day.

(a) If to the Company, to:

Fortis Minerals, LLC

1111 Bagby St., Suite 2150

Houston, TX 77002

Attention: Ashley A. Yates

E-mail: ashleyy@fortisminerals.com

(b) If to the Principal Shareholders, to:

[EnCap Energy Capital Fund VII, L.P.

EnCap Energy Capital Fund IX, L.P.

EnCap Energy Capital Fund X, L.P.

c/o EnCap Investments L.P.

1100 Louisiana Street, Suite 4900

Houston, Texas 77002

Attention:[•]]

Section 4.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Principal Shareholders may each assign any of its rights hereunder to any of its Affiliates and investment funds it is Affiliated with or manages, provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FORTIS MINERALS, LLC

By:

Name:
Title:

NEW FORTIS MINERALS, LLC

By:

Name:
Title:

FORTIS MINERALS HOLDINGS, LLC

By:

Name:
Title:

FELIX STACK HOLDINGS, LLC

By:

Name:
Title:

MALAGA HOLDINGS, LLC

By:

Name:
Title:

PEP IV HOLDINGS, LLC

By:

Name:
Title:

Signature Page to Shareholders’ Agreement